                                                                   EXHIBIT 10.29


                               ALLIANCE AGREEMENT


        THIS AGREEMENT (the "Agreement") is made by and between PricewaterhouseCoopers LLP ("PwC"), a registered limited liability partnership formed under an agreement governed by the laws of the State of Delaware with its National Office located at 1177 Avenue of the Americas, New York, NY 10036 and BackWeb Technologies, Inc., ("BackWeb"), a Delaware corporation with a principal place of business at 2077 Gateway Place, Suite 500, San Jose, CA 95110. This Agreement is effective as of July 19, 2001 (the "Effective Date").

                                   WITNESSETH:

        WHEREAS, BackWeb is in the business, among other things, of developing, licensing, installing, implementing, enhancing and supporting its proprietary BackWeb(R) software and related services (collectively, the "BackWeb Products");

        WHEREAS, PwC is in the business, among other things, of providing computer software implementation services using its proprietary system management methodology tools, including the design and installation of computer software and systems for specific uses (the "Implementation Services") and of using proprietary knowledge in engineering computer software configurations and related products and services (the "PwC Point of View"), in reducing the level of effort in implementing and training personnel on computer software packages and other related services;

        WHEREAS, PwC desires to increase its Implementation Services and use of the PwC Point of View involving BackWeb Products, in particular, in the marketing and delivering of a business to enterprise ("B2E") solution set ("B2E Solution Set") for global enterprise customers; and

        WHEREAS, BackWeb desires to provide business solutions to its customers and to market the success of engagements involving its products, and in particular, in being the component of the B2E solution set that provides online and offline access to and delivery of business critical information, including content monitoring, broadcast/narrowcast, activity reporting and attention management, to any size population regardless of device with interaction and reliability.

        NOW, THEREFORE, in consideration of these premises and the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     Territory. The territory covered by this Agreement is Global.

        2. Steering Committee. Upon execution of this Agreement, each party shall appoint two (2) liaisons, who shall co-ordinate communications among the parties and act for their respective organisations as required under this Agreement. Each party shall have one "Alliance Liaison", who shall foster day-to-day co-operation among the parties and perform tasks as mutually agreed, including the development of business plans, marketing plans, training plans, and knowledge transfer plans. Each party shall also have one "Executive Liaison", whose responsibilities include setting the overall business direction, reviewing alliance performance, and resolving problems. A party's liaison(s) may be changed upon written notice to the other party. The four liaisons shall jointly constitute a steering committee (the "Steering Committee"), which shall be responsible for co-ordinating and fulfilling the parties' joint obligations under this Agreement. Initially, those persons are:

               PwC                                            BackWeb

               Alliance Liaison:                              Alliance Liaison:
               Name: James B Alvilhiera                       Name: David Buckland
               Address: 404 Northridge Road, Suite 1000       Address: 2077 Gateway Place, Suite 500
                        Atlanta, Georgia 30350                         San Jose, CA 95110
               Phone: 678-419-5852                            Phone (408) 933-1751
               email: james.b.alvilhiera@us.pwcglobal.com     email: davidb@backweb.com

               Executive Liaison:                             Executive Liaison:
               Name: Robin Lissak                             Name: Erez Lorber
               Address: 11 Madison Avenue                     Address: 2077 Gateway Place, Suite 500
                        New York, New York10010                        San Jose, CA 95110
               Phone: 646-598-4460                            Phone: 408-623-3986
               email: robin.lissak@us.pwcglobal.com           email:elorber@backweb.com


        3. General Cooperation Activities. In furtherance of their respective commitments under this Agreement, the parties shall undertake the following cooperative activities, with respect to identifying and bringing to each other's attention opportunities to render Implementation Services or license BackWeb Products:

               3.1. Work together to develop a plan (the "Marketing Plan" that is further described in Section 4.2 (12)) covering mutually agreeable marketing activities, including emphasizing BackWeb's participation in the B2E Solution Set, which may include press releases, user groups, seminar events, tradeshows, advertising, collateral development and press and analyst tours;

               3.2. Furnish each other with appropriate information for support and planning purposes; provided, however, that each party reserves the right, in its sole discretion, to determine the content and availability of such information;

               3.3. Inform appropriate personnel in their respective organizations of the existence of this Agreement;

               3.4. Assist each other in developing appropriate marketing materials that each party may use for the purposes of this Agreement;

               3.5. In cases where joint demonstrations or similar cooperative efforts are anticipated, coordinate calls to current or prospective customers;

               3.6. Provide appropriate support to each other for demonstrations and mutually agreed upon general sales promotion, as well as for agreed upon marketing events and promotional seminars;

               3.7. Participate in regular periodic meetings to monitor the results of each party's efforts and to review (and modify, if necessary) the Marketing Plan to enhance successful marketing;

               3.8. Undertake efforts to ensure that each party's personnel involved in providing products and services hereunder are up-to-date and knowledgeable about the other's products and services, including training as contemplated in Section 4.2(5) of this Agreement.

               3.9. Endeavor to keep each other apprised about new products and services and continue to use all commercially reasonable efforts to bring them within the scope of this Agreement to the extent commercially feasible; and

               3.10. On a quarterly basis, provide to the other party a report on activities under this Agreement.

        4.     Initiatives and Commitments.

               4.1. Initiatives. When opportunities to jointly sell Implementation Services and BackWeb Products are identified the parties will mutually agree upon and set forth in writing their respective rights, obligations and responsibilities in connection with such opportunity (an "Initiative"). The parties intend Initiatives to be performed under a "Reciprocal Framework Services Agreement". The Reciprocal Framework Services Agreement will establish the standard terms and conditions for each Initiative and will be incorporated by reference into and shall become a part of each Initiative. The Reciprocal Framework Services Agreement may be revised by mutual written agreement between PwC and BackWeb under "Service Agreements" to appropriately address their respective concerns in dealing with, among other things, international and government customers and relevant international and federal, state and local government law. The parties also will consider, among other things, the following matters in preparing an Initiative:

                      (1)    the parties' rights to use the BackWeb Products;

                      (2)    the nature and percentage of the Implementation
Services:

                      (3) the specific configuration products to be produced by the parties using the PwC Point of View and their respective rights and responsibilities regarding use, ownership, costs, staffing and schedule for producing and maintaining the configuration products;

                      (4) the development of consulting packages which offer Implementation Services to BackWeb customers for fees to be determined on a case by case basis and the schedule for producing the consulting packages;

                      (5) the nature of the parties' contractual relationships in any engagement with a customer, including required terms; and

                      (6) their respective rights and obligations regarding the preparation of a proposal or a contract to be submitted to a customer.

               4.2    Commitments.

                      (1) BackWeb commits to paying PwC [*].

                      (2) [*]

                      (3) In furtherence of said efforts, BackWeb will make available to PwC all components and modules, both existing and those to be developed, of the OPN Software, pursuant to the following license terms:

                      [*]

--------------------

[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY "[*]" HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                      (4) BackWeb will provide appropriate engineering resources as mutually agreed by the parties to assist PwC in the development of the modules and connectors defined by the parties in a mutually executed development agreement that includes a project plan approved by both parties. BackWeb will host an initial review session between BackWeb's VP of Product Strategy, Business Development Chief Architect and an R&D Architect with PwC's senior technical and implementation teams for identification of desired modules and connectors, configuration requirements and/or product enhancements of the B2E Solution Sets and the responsible party. The parties will use the results of this review session to develop a product plan for accomplishing the development efforts identified in the review session. This plan and its implementation will be periodically reviewed by the parties throughout the term of the Agreement.

                      (5) Pursuant to a jointly developed training plan for BackWeb Products covering the types and numbers of people to be trained and the specific courses of study to be undertaken, BackWeb agrees to provide training to personnel of PwC, upon terms and conditions to be mutually agreed upon, as part of its contribution to the alliance established hereby, but not as a part of specifically described contributions under the terms of this Agreement. BackWeb hereby grants a perpetual, non-exclusive license to PwC to use, copy, modify, adapt and make derivative works of such training materials and documentation for its business use hereunder and to provide Implementation Services pursuant to terms to be agreed upon in the training plan. The initial training shall include technical training of [*].

                      (6) During the term of this Agreement, BackWeb agrees not to exclude or agree with third parties to exclude, either directly or indirectly, PwC from any opportunity to provide Implementation Services or related services in favor of any other services or implementation provider. BackWeb further agrees to take all steps necessary to cause PwC to continuously have a full and meaningful opportunity to compete for Implementation Services and related services and obtain an award of business for the same.

                      (7) During the term of this Agreement, BackWeb agrees to continuously provide PwC opportunities to submit proposals and fully and meaningfully compete for engagements to assist BackWeb in the development of new technology, products, and services, irrespective of whether such new technology, products and services relate to the BackWeb Products covered under this agreement as of the Effective Date of this Agreement.

                      (8) PwC will develop a go to market strategy highlighting the BackWeb OPN Software as a critical enterprise portal component of the B2E Solution Set. Additionally, PwC will establish and sponsor an Executive Advisory Council which will provide a forum for executives from PwC, BackWeb and other vendor with products in the B2E Solution Set to discuss strategic, business, operational and technical issues.

                      (9) BackWeb agrees that in its relevant publications or advertising and at marketing events and trade shows, PwC shall be identified by BackWeb as a preferred provider of Implementation Services or any similar services for each BackWeb product or service subject to or as later may be subject to this Agreement. Without limiting the foregoing, BackWeb during the term of this Agreement agrees to keep PwC at the highest level of alliance categorization within its organization.

                      (10) BackWeb will invite PwC to join each of its software beta programs, will designate PwC as a Preferred Development Partner and will provide advance notice of future releases and new developments of the BackWeb Products.

                      (11) BackWeb shall invite PwC to become a BackWeb Design Partner, and as such, will be entitled to a preview of BackWeb's product design and code and the ability to provide timely input to required product features. A description of the BackWeb Design Partner Program is attached as Schedule B hereto.

--------------------

[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY "[*]" HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                      (12) (i) BackWeb and PwC will create a marketing plan (the "Marketing Plan") that will be created, reviewed and approved in a reasonably timely manner in writing by both parties.

                             (ii)  [*]

                             (iii) [*]

                             (iv)  [*]

                             (v)   [*]

                      (13) BackWeb will participate in a proof of concept development effort to give reasonable assurance of the suitability of the BackWeb Foundation Server for inclusion in the B2E Solution Set (the "Proof of Concept"). The parties shall timely agree to a work plan that describes the parameters of said Proof of Concept ( the "Proof of Concept Plan"). [*]

                      (14) PwC agrees to designate BackWeb as a Chairman level alliance member, with subsequent rights and obligations of the Chairman level as described in the document titled "Vendor Benefits and Requirements" attached as Schedule C hereto.


                      (15) PwC will participate in the launch of the BackWeb portal component product announcement on June 26th, 2001, including designating a PwC employee to attend the launch and participate by discussing how PwC will market the B2E solution set with BackWeb.

                      (16)   PwC will also:

                             (i) develop an appropriate strategy for defining the requirements of an enterprise class B2E portal;

                             (ii) will make diligent efforts to enter into appropriate relationships with a variety of BackWeb's customers to be able to provide complementary parts of said B2E Solution Set as a bundled solution, provide feedback to research and development efforts, and encourage cooperation among BackWeb's customers with products included in the B2E Solution Set;

                             (iii) dedicate alliance, business, engineering and architect resources to its B2E Solution Set;

                             (iv) make commercially reasonable efforts to market the B2E solution set and

                             (v) train and maintain an appropriate number of employees to deliver the B2E solution.


--------------------

[*] THE INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                      (17) PwC will participate in other BackWeb partner events, as mutually agreed upon .

                      (18) BackWeb will provide PwC with an opportunity to propose a business alliance to enable PwC to negotiate for the right to become BackWeb's professional services organization and/or sole distributor in Latin America and the Asia Pacific theatre at a later date.

        5.     Relationship of the Parties.

               5.1 Each party acknowledges and agrees that each is an independent contractor in performing its obligations under this Agreement and that its employees are not employees or agents of the other party for any purpose, including, but not limited to, federal, state or local unemployment insurance laws, old age benefits, social security law, workmen's compensation law, tax laws or any other industrial law, and are not eligible for any benefits to which employees of the other party are eligible for any benefits to which employees of the other party are eligible. Each party is solely and exclusively liable for the payment of all required federal, state and local income, employment and unemployment taxes and associated contributions in connection with its employees' services.

               5.2 Neither party nor its employees have any authority, express or implied, to assume or create any obligations on behalf of the other party and shall not use or display the other party's name or any other trademark, logo, trade name or service mark owned or claimed by the other party without the other party's prior written consent. Nothing contained in this Agreement is intended to constitute or create a joint venture or partnership between PwC and BackWeb. During the term of this Agreement, should the terms "joint venturer," "co-venturer," "partner," "marketing partner," "partnership" or similar terms be used to describe the relationship of the parties under this Agreement, the parties shall make clear that those terms refer to the spirit of cooperation between PwC and BackWeb, and do not describe or expressly or impliedly create a legal partnership or joint venture, or responsibility by one party for the actions of the other. Each party is responsible for its own costs and expenses associated with its performance of this Agreement. Execution of this Agreement does not, and shall not be construed to be, an endorsement by either party of the products or services of the other party.

               5.3. Except as may be set forth in an Initiative, this Agreement is non-exclusive and either party is free to enter into and continue cooperative marketing arrangements with other parties, to provide products and services to any client or prospective client and to develop, use or market products, services or materials similar to or competitive with the products and services which are the subject of this Agreement provided such arrangements and efforts do not violate the provisions of or interfere with the obligations of the parties under this Agreement.

        6.     Indemnity.

               Each party shall indemnify, defend and hold the other party and its partners, principals, employees and officers harmless (including paying reasonable attorney's fees) against any claims that its products (the BackWeb Products in the case of BackWeb and the PwC Point of View in the case of PwC) or information conveyed by it under this Agreement infringe any United States patent or copyright or any trade secret or other proprietary right of a third party. This indemnity is contingent upon the indemnified party: (1) promptly notifying the indemnifying party of any claim; (2) allowing the indemnifying party an opportunity to control the defense and settlement of any claim; and (3) cooperating with all reasonable requests of the indemnifying party that are the subject of the alleged infringement. This indemnity does not cover claims of infringement resulting from either party's modification of the other party's products.

        7.     Warranties.

               7.1.   Each party warrants to the other that:

                      (1) it has full right and power to enter into this Agreement;

                      (2) entering into this Agreement does not violate the terms and conditions of any other agreement or contract, including but not limited to any other agreement providing for cooperative marketing of another party's products or services, or any legal obligation; and

                      (3) the information which may be disclosed by it, the process of disclosure or the use of information as contemplated by this Agreement will not infringe a trade secret right, trademark, patent, copyright or other proprietary right of a third party.

               7.2. BackWeb warrants to PwC that: (1) it is exclusive owner of or has the right to grant a license to the BackWeb Products; and (2) the BackWeb Products do not infringe any trade secret, trademark, patent, copyright or other proprietary right of a third party.

               7.3. NEITHER PARTY MAKES ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY OR ARISING BY COURSE OF CONDUCT OR PERFORMANCE, CUSTOM OR USAGE IN THE TRADE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        8.     Ownership; Trademarks.

               8.1 Other than the right to use information exchanged under this Agreement for the express purposes set forth herein, and to BackWeb Products under an Initiative to use the PwC Point of View, no license to either party, express or implied, by estoppel or otherwise, under any trade secret right, trademark, patent or copyright or applications which are now or may hereafter be owned by either party, is granted by the conveying of information under this Agreement.

               8.2 The parties agree to use their best efforts to reach mutual agreement as to their rights and obligations in connection with the commercial exploitation of any joint invention, work of authorship or proprietary technical data. Failing agreement, the matter shall be a dispute and resolved as set forth in the Dispute Resolution clause of this Agreement.

               8.3 Each party agrees to cause their employees to produce only "works made for hire" hereunder and will hold the other party harmless from their failure to do so. Each party agrees to use its best efforts to require its employees, and if appropriate, other persons under contract to it, to provide reasonable assistance in the procurement and protection of rights conferred by this paragraph and to execute all lawful documents in conjunction therewith. Expenses incurred in conjunction with the preparation of patent applications, applications for copyright registrations and in enforcing proprietary rights therein shall be borne by the party owning such rights or, if jointly owned, by the parties in proportion to their respective interests.

               8.4 To the extent that any co-development undertaken by the parties results in technology and/or intellectual property of one party being included in a product or component that the other party wishes to offer for license to third parties, PwC and BackWeb will reasonably consider the payment of an appropriate royalty or license fee to the party providing the technology and/or intellectual property.

               8.5 In connection with the performance of its obligations under this Agreement, each party grants to the other a license to use the other party's name and certain other trademarks (the "Alliance Marks"): (i) on each other's website to identify the other party as an authorized alliance member and briefly describe their business; (ii) on trade show and marketing event signage and presentation decks; and (iii) as otherwise authorized in writing by a party from time to time. Each party agrees to submit to the other party, in advance of any proposed use of the other party's Alliance Marks, samples of its use of the Alliance Marks for review. If, in the sole determination of either party, any use or proposed use is unacceptable, the requesting party shall be prohibited from using the Alliance

Marks as proposed.

        9. Dispute Resolution. Any dispute, disagreement, claim or controversy between the parties arising out of or relating to this Agreement (the "Disputed Matter") which cannot be settled by mutual agreement shall be resolved by binding arbitration, according to the Commercial Arbitration Rules of the American Arbitration Association, before a panel of three arbitrators. One of the arbitrators will be selected by each party, and the third arbitrator will be selected by the two party-appointed arbitrators. Any such arbitration will be held in the New York metropolitan area. The parties will share the costs of the arbitration equally subject to final apportionment by the arbitrators. The arbitrators will apply the law chosen by the parties in Section 12.9 to govern the interpretation of this Agreement. The decision of the arbitrators will be final and conclusive on PwC and BackWeb. Judgement upon an award rendered by the arbitrators may be entered in any court of competent jurisdiction. Neither PwC or BackWeb will institute any action or proceeding against the other party in any court concerning any Disputed Matter that is or could be the subject of a claim or proceeding under this Section, except as set forth in Section 12.11. Pending the resolution of any Disputed Matter, both BackWeb and PwC shall continue their performance to the extent that such performance is feasible.

        10.    Confidentiality.

               10.1. Each party acknowledges that during the term of this Agreement it will receive information from the other that the other party regards as confidential and proprietary ("Confidential Information"). Confidential Information includes the PwC Point of View, the BackWeb Products and other information disclosed by either party to the other in writing and marked "confidential" or "proprietary" or with a similar legend. No other information is confidential within the meaning of this Agreement, except for information that a party knows, or has reason to know, is confidential or proprietary based upon its treatment by the disclosing party.

               10.2. PwC and BackWeb shall use and copy Confidential Information only for the purposes of this Agreement and shall not disclose Confidential Information to any third party, including but not limited to prospective customers, without the other party's prior written consent. Disclosure to employees shall only be made on a need-to-know basis. Both parties will ensure that all copies, in whole or in part, contain the appropriate copyright or other proprietary legend. PwC and BackWeb agree to take all appropriate action and to utilize the same effort to safeguard Confidential Information as each utilizes to protect its own trade secrets or proprietary information but, at a minimum, PwC and BackWeb shall take reasonable steps to advise their employees of the confidential nature of the Confidential Information, to ensure by agreement or otherwise that they are prohibited from copying or revealing such Confidential Information, except to the extent required by such employee to carry out PwC's or BackWeb's obligations under this Agreement, and to require that such Confidential Information be kept in a secure location. Each party will promptly notify the other if it believes that Confidential Information has lost its status as such and before using such information without restriction.

               10.3. PwC and BackWeb also agree to treat as confidential and proprietary any information of a third party that PwC or BackWeb is obligated to treat as proprietary and confidential, provided that sufficient notice of the obligation is given by either party in writing.

               10.4. Notwithstanding anything to the contrary contained in this Section, PwC and BackWeb shall not be obligated to treat as confidential any information disclosed by the other party ("the Disclosing Party") which: (1) is rightfully known to the recipient prior to negotiations leading to this Agreement, other than information obtained in confidence under prior engagements; (2) is generally known or easily ascertainable by non-parties of ordinary skill in computer design, computer application software consulting and computer programming; (3) is released by the Disclosing Party to any other person, firm or entity (including governmental agencies or bureaus) without restriction; (4) is independently developed by the recipient without any reliance on Confidential Information; (5) is or later becomes part of the public domain without breach of this party without restriction from any non-party; or
(6) is released by the receiving party into the public domain in response to lawful legal process, provided the Disclosing Party is notified and given an opportunity to intervene prior to release.

               10.5. With respect to Confidential Information as referred to in this Section, BackWeb and PwC shall exercise the same level of protection and care that each party customarily uses in preserving and safeguarding its own proprietary and confidential information.

        11.    Term and Termination.

               11.1. This Agreement will have an initial term of [*] and may be renewed for successive [*] terms, upon terms and conditions to be mutually agreed upon during negotiations that will commence no later than ninety (90) days from the end of the initial term.

               11.2 Either party may terminate this Agreement upon thirty (30) days prior written notice in the event of a material breach of this Agreement by the other party that is not cured within the thirty (30) day notice period.

               11.3 BackWeb and PwC each shall be excused from performance for any period to the extent that it is prevented from performing any obligation, in whole or in part, as a result of causes beyond its reasonable control and without its fault or negligence, including without limitation, acts of God, natural disaster, war, civil disturbance, court order or labor dispute. Such nonperformance shall not be a default or a ground for termination. In the event such nonperformance continues for a period of sixty (60) days or more, either BackWeb or PwC may terminate this Agreement without cause by giving fifteen (15) days written notice to the other party.

               11.4 In the event PwC concludes the existence of this Agreement constitutes actual, or the appearance of, impairment of independence with respect to any PwC audit client, this Agreement shall be subject to termination by PwC upon fifteen (15) days prior written notice to BackWeb.

               11.5   Upon any termination of this Agreement:

                      (1) each party shall promptly return to the other party, or dispose of as mutually agreed, all property and materials, including confidential materials and Confidential Information, furnished to it by the other party pursuant to this Agreement; and

                      (2) both parties shall cease acting in a manner that would imply a continuing relationship between the parties and shall cease all marketing and advertising activities contemplated under this Agreement, including ceasing to use each other's Alliance Marks.

               11.6 The obligations of the parties in Sections 5 through 10 and 11.6, Sections 12.1 through 12.12 and payment obligations under Section 4 to the extent that any such obligations are due and payable at the time of the termination or expiration survive any termination or expiration of this Agreement.

               11.7   [*]

        12.    General Provisions.

               12.1. Binding Nature and Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns. Neither party may, nor shall have the power to, assign or transfer this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, except that either may, without consent, assign or transfer this Agreement or its rights or obligations hereunder to a successor to the business of either to which this Agreement relates. Any attempt to assign or transfer this Agreement in violation of this subsection shall be void and of no force and effect.


--------------------

[*] THE INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

               12.2. Notices. Wherever BackWeb or PwC is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid or by express mail with package tracking capability, and addressed as follows:

================================================================================
In the case of PwC:                  In the case of BackWeb:

Robin Lissak                         BackWeb Technologies, Inc.
11 Madison Avenue                    2077 Gateway Place
New York, New York 10010             San Jose, CA 95110
                                     Attn: Vice president - Business Development
With a copy to:
Michael Dooley, Esq.
PricewaterhouseCoopers LLP
6500 Rock Spring Drive, Suite 500
Bethesda, Maryland 20817
================================================================================

BackWeb and PwC may change their address for notification purposes from time to time by giving the other party prior written notice of the new address and the date upon which it will become effective.

               12.3. Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by BackWeb or PwC is required, such action shall not be unreasonably delayed. Each party agrees to take such action and to execute and deliver such other documents as may be necessary or desirable to effectuate the purposes of this Agreement.

               12.4. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provisions, but if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

               12.5. Waiver. No delay or omission in exercising any right or power shall impair such right or power or be construed to be a waiver. A waiver by BackWeb or PwC of any of the covenants to be performed by the other or any breach shall not be construed to be waiver of any succeeding breach or of any other covenant. To be effective, waivers must be in writing and signed by a duly authorized representative of the party alleged to have waived or consented.

               12.6. Remedies. All remedies shall be cumulative and in addition to and not in lieu of any other remedies available to BackWeb or PwC at law, in equity or otherwise.

               12.7. Entire Agreement. BackWeb and PwC expressly agree that, upon execution of this Agreement, all prior agreements and understandings relating to the subject matter hereof are superseded in their entirety and shall be of no further force or effect.

               12.8. Amendments. No amendment shall be valid unless in writing and signed by authorized representatives of the parties.

               12.9. Governing Law. This Agreement will be governed by the laws of the State of New York, without giving effect to its laws on conflicts of law.

               12.10. Hiring of Employees. During the term of this Agreement and for one (1) year thereafter, neither BackWeb or PwC, nor any of their respective affiliates, shall solicit for employment any person employed then or within the preceding twelve (12) months by the other or any affiliate of the other, that has supplied services under this Agreement, without the prior approval of the other party.

               12.11. Injunctive Relief. The parties agree that in the event of a breach of Sections 5, 8 and 10, money damages are not an adequate remedy. In such an event, the aggrieved party may, in addition to such other equitable and legal relief which may be available, seek the entry of injunctive relief by a court of competent jurisdiction.

               12.12. Limitation of Liability. In no event shall either party be liable to the other for any lost profits or any claim based upon any third party claim (except as provided for in Section 6 ) for any reason whatsoever, whether in contract, tort, statute, including negligence, or otherwise, OR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR DIRECT DAMAGES IN EXCESS OF TWO MILLION DOLLARS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

               12.13 Publicity. All news releases, public announcements, advertisements, public comments, web site references and any other publicity of any kind to be released by either party or both parties jointly concerning this Agreement, its terms or the efforts of the parties hereunder must be approved in writing by both parties prior to release.

               12.14 International Framework. This Agreement is the overall framework for the alliance between PwC and BackWeb; however, it is understood that specific implementation of this relationship internationally may require that local country addenda be added to this Agreement from time to time, executed by the PwC Entity in the country and an entity representing BackWeb; the intent is that such addendum will not modify the terms of this Agreement, except to the extent necessary to reflect international and local business conditions and legal requirements.

               12.15 PwC Entity. PwC Entity shall mean (i) any entity that has executed or during the term of the Agreement executes a written participation agreement with PricewaterhouseCoopers International Ltd.; or (ii) any entity that was a participating entity in the Price Waterhouse World Firm or in Coopers & Lybrand International or had executed a membership agreement with Coopers & Lybrand International or was an associated firm of Coopers & Lybrand International and, in each case, is expected to become a participating entity in PricewaterhouseCoopers International Ltd.; (iii) a subsidiary or affiliate of an entity in items (i) or (ii) above; or (iv) a successor to any entity contained in (i), (ii) or (iii).

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first set forth above.

PRICEWATERHOUSECOOPERS LLP              BACKWEB TECHNOLOGIES, INC.


By:  /s/ CATHY NEUMANN                  By:  /s/ GWEN SPERTELL
    ----------------------------            -------------------------------

Title:                                  Title:  COO
       -------------------------               ----------------------------

Date:                                   Date:
      --------------------------              -----------------------------

                                  SCHEDULE A-1


              SLSA and Order Form for OPN Software attached hereto

[BACKWEB LOGO]


                                   ORDER FORM


CUSTOMER NAME:     PRICEWATERHOUSE COOPERS

BILLING CONTACT:                              BILLING ADDRESS:
                   -----------------------                      ----------------
PHONE:
                   -----------------------                      ----------------
FAX:
                   -----------------------                      ----------------
EMAIL:
                   -----------------------                      ----------------

TECHNICAL CONTACT:                            SHIPPING ADDRESS: same as above
                   -----------------------                      ----------------
PHONE:
                   -----------------------                      ----------------
FAX:
                   -----------------------                      ----------------
EMAIL:
                   -----------------------                      ----------------

A.  ORDER INFORMATION

1.  PLATFORMS:

    MAKE/MODEL: PC COMPATIBLE     OPERATING SYSTEM: WINDOWS NT     MEDIA: CD-ROM

2.  PROGRAMS:

    Product                            License Level            License Type
    -------                            -------------            ------------
    BackWeb (R) Offline Portal    Unlimited B to E Users    Application Specific
    & Notification Bundle
    - Offline Portal
            Includes Content Monitoring,
            Broadcast/Narrowcast and
            Activity Reporting
    - Attention Management
    - Video & Media
    - Survey/Publisher(*)
    - Escalation(*)

2.  FEES:
         Total Net License Fees Due:
         Initial year annual Technical Support Level:  Silver
         Total Technical Support Fees Due(*):
         TOTAL FEES DUE, excluding VAT(**):
         (*)Technical Support is effective upon shipment (or upon Order Form Effective Date for products not requiring shipment) and shall continue until 12 months from the Effective Date.
         (**) All fees are specified in U.S. dollars and are due and payable as set forth in Section B.4. The fees set forth above do not include applicable taxes, including value added tax, which shall be charged to Customer.

B.  GENERAL TERMS

1.  Definitions Specific to Order Form.
    a.  License Type     -  "Application Specific": shall mean Programs that may
                         only be used for the designated Uses set forth in the Alliance Agreement between the parties, dated July 13
                         2001.

    b.  License Level    -  "B to E User": is defined as any individual who is
                         an employee of Customer and who is authorized by Customer to use the Programs for Customer's business operations.

    c.   Territory      -  "Territory": for use and installation of the Programs
                        shall be worldwide, subject to U.S. export laws.

2. Scope of License. The Program licenses acquired under this Order Form are perpetual.

3. Any services acquired are and will be bid by BackWeb separately from the Program licenses acquired pursuant to this Order Form. Customer understands that it has the right to acquire the Program licenses without acquiring the services, and that Customer has the right to acquire the Program licenses and the services separately.

--------------------------------------------------------------------------------

Customer and BackWeb agree that the terms and pricing of this Order Form shall not be disclosed without the prior written consent of the other party. This Order Form is valid through July 30, 2001 and shall become binding upon execution by Customer and acceptance by BackWeb.

The Effective Date of this Order Form shall be _____________________________ .

PRICEWATERHOUSE COOPERS                     BACKWEB TECHNOLOGIES INC.

By: _________________________               By: __________________________

Name: _______________________               Name: ________________________

Title: ______________________               Title: _______________________

This Order Form and the products and services acquired under this Order Form shall be governed by the terms of the standard BackWeb Software License and Services Agreement in effect on the Effective Date of this Order Form (the "Agreement"), as amended by the Alliance Agreement between the parties, dated July __ 2001.

--------------------------------------------------------------------------------

[BACKWEB LOGO]

                     SOFTWARE LICENSE AND SERVICES AGREEMENT


     This Software License and Services Agreement ("Agreement") is between ______________________________ ("Customer") and BackWeb Technologies, Inc.
     ("BackWeb"). The terms of this Agreement shall apply to each Program license granted and to all services provided by BackWeb under this Agreement, which will be identified on one or more Order Forms.

I.   DEFINITIONS

1.1 "PROGRAM" means the software in object code form distributed by BackWeb for which Customer is granted a license pursuant to this Agreement, and the media, Documentation and Updates therefor.

1.2 "DOCUMENTATION" means the standard user guides and manuals for installation and use of the Program software which is provided by BackWeb with the delivery of the applicable Programs.

1.3 "UPDATE" means a subsequent release of the Program made generally available to BackWeb's supported customers for the applicable level of Technical Support services. Customer shall receive the Updates available under the applicable level of Technical Support services provided Customer has ordered the applicable level of Technical Support for the applicable Program license for the relevant time period. Update shall not include any release, option or future product which BackWeb licenses separately or which is not included under the applicable level of Technical Support services.

1.4 "ORDER FORM" means the document by which Customer orders Program licenses and services, and which is agreed to by the parties. The Order Form shall reference the Effective Date of this Agreement.

1.5 "PLATFORM" means the computer hardware and operating system designated on the relevant Order Form.

1.6 "TECHNICAL SUPPORT" means Program support provided under BackWeb's policies in effect on the date Technical Support is ordered.

1.7 "COMMENCEMENT DATE" means the date on which the Program licenses specified on an Order Form are delivered by BackWeb to Customer, or if no delivery is necessary, the Effective Date set forth on the relevant Order Form.

II.  PROGRAMS.

2.1 RIGHTS GRANT. BackWeb grants to Customer a nonexclusive license to use the Programs specified on an Order Form under this Agreement, as follows:

     A. to install the Programs on the appropriate number of computers of the Platforms required to use the Programs, as licensed, and to use the Programs for Customer's operations, consistent with the use limitations specified or referenced in this Agreement, an Order Form, or the Documentation ("Use Levels");

     B. to use the Documentation provided with the Programs in support of Customer's authorized use of the Programs;

     C. to modify the Programs consistent with the Documentation and combine them with other software products; and

     D. to allow third parties to use the Programs for Customer's operations so long as Customer ensures that use of the Programs is in accordance with the terms of this Agreement and the applicable Use levels for the Program license. Customer may be required to obtain an activation key or code to initiate or continue use of the Program.

     Unless otherwise specified in the applicable Order Form, the territory for use and installation of the Programs shall be the United States. Also, BackWeb shall deliver to the Customer location specified in such Order Form one (1) copy of the software media and Documentation ("Master Copy") for each Program currently available in production release as of the effective date of the Order Form for the applicable Platforms. Customer shall have the right to use the Master Copy (i) to make the number of copies as necessary to allow Customer to use the Programs as licensed under this Agreement consistent with the applicable Use Levels for such Program license; and (ii) to make a reasonable number of copies of the Program for backup and archival purposes only. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies. Customer shall not copy or use the Programs (including the Documentation) except as specified in this Agreement or an Order Form.

2.2 LIMITATIONS ON USE. Customer may not relicense, rent or lease the Programs or use the Programs for third-party training, commercial time-sharing, rental or service bureau use, or outsourcing for third parties. Customer agrees not to cause or permit the reverse engineering, disassembly or decompilation of the Programs, except to the extent required to obtain interoperability with other independently created software or as specified by law.

2.3 TITLE. BackWeb shall retain all title, copyright and other proprietary rights in the Programs and any modifications made to the Programs. Customer does not acquire any rights, express or implied, in the Programs or modifications thereto, other than those specified in this Agreement.

2.4 VERIFICATION. BackWeb may audit Customer's use of the Programs. Any such audit shall be conducted during regular business hours at Customer's facilities and shall not unreasonably interfere with Customer's business activities. If an audit reveals that Customer has underpaid fees to BackWeb, Customer shall be invoiced for such underpaid fees. If the underpaid fees are in excess of five

III. SERVICES

3.1 TECHNICAL SUPPORT SERVICES. Technical Support services ordered by Customer will be provided under BackWeb's Technical Support policies in effect on the date Technical Support is ordered.

                                  SCHEDULE A-2

                              BACKWEB OPN SOFTWARE


- Offline Portal

        Includes Content Monitoring, Broadcast/Narrowcast and Activity Reporting

- Attention Management
- Video & Media
- Survey/Publisher*
- Escalation*


* Requires BackWeb Proactive Attention Management Server

                                   SCHEDULE B

                         BACKWEB DESIGN PARTNER PROGRAM

Under the BackWeb Design Partner Program, BackWeb will share with Program participants future product development plans and product designs within a reasonable time after BackWeb develops such plans and designs. BackWeb expects to meet at agreed-upon times with each Program participant to discuss new plans, development activities and product issues. BackWeb will solicit and review feed back from Program participants concerning its plans and will demonstrate work-in-progress to the extent such work can be demonstrated at participant facilities. BackWeb expects Program participants to participate in the Beta process for relevant products.

BackWeb Design Partners will be invited to participate in the following:

[*]


-------------------

[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY "[*]" HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   SCHEDULE C

                                 VENDOR BENEFITS

                                 CHAIRMAN LEVEL



[*]


-------------------

[*] THE INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.